Sonos Announces $50 Million Stock Repurchase Program September 3, 2019 SANTA BARBARA, Calif. –Sonos, Inc. (Nasdaq: SONO) today announced that its Board of Directors has authorized a common stock repurchase program of up to $50 million. Patrick Spence, Sonos CEO, commented, “This share repurchase program reflects our confidence in Sonos' long-term growth potential. We see tremendous value in our stock, and our strong balance sheet enables us to implement this new repurchase program while continuing to invest in our long-term roadmap and maintaining our flexibility to pursue new strategic opportunities." Under the repurchase program, Sonos may purchase shares of common stock on a discretionary basis from time to time through open market repurchases, privately negotiated transactions or other means, including through Rule 10b5-1 trading plans or through the use of other techniques such as accelerated share repurchases. The timing and number of shares repurchased will depend on a variety of factors, including stock price, trading volume, and general business and market conditions. The repurchase program has no time limit, does not obligate Sonos to acquire any particular amount of common stock and may be modified, suspended or discontinued at any time at the company’s discretion. Repurchases under this program will be funded from the company’s existing cash and cash equivalents or future cash flow. As of June 29, 2019, Sonos had net cash (total cash and cash equivalents less debt) of $298.5 million. Sonos had approximately 106.3 million shares of common stock outstanding as of July 27, 2019. About Sonos Sonos (Nasdaq: SONO) is one of the world’s leading sound experience brands. As the inventor of multi- room wireless home audio, Sonos innovation helps the world listen better by giving people access to the content they love and allowing them to control it however they choose. Known for delivering an unparalleled sound experience, thoughtful home design aesthetic, simplicity of use and an open platform, Sonos makes the breadth of audio content available to anyone. Sonos is headquartered in Santa Barbara, California. Learn more at www.sonos.com. Forward-Looking Statements This press release contains forward-looking statements that involve risks and uncertainties, such as statements regarding our expectations regarding repurchases of our common stock under the stock repurchase program, our long-term growth potential, the value of our common stock and our ability to invest in our long-term product roadmap and maintain flexibility to pursue strategic opportunities, among others. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to: fluctuations in our stock price, the fluctuations in the trading volume of our stock, the nature of other investments or strategic opportunities presented to us from time to time, our cash flows from operations; changes in market conditions; or other risks as set forth under the caption “Risk Factors” in our Quarterly Report on Form

10-Q for the fiscal quarter ended June 29, 2019 and in our other filings with the Securities and Exchange Commission (SEC), copies of which are available at the SEC’s website located at www.sec.gov or upon request from our investor relations department. All forward-looking statements herein reflect our opinions only as of the date of this news release, and we undertake no obligation, and expressly disclaim any obligation, to update forward-looking statements herein in light of new information or future events. Investor Contact Cammeron McLaughlin cammeron.mclaughlin@sonos.com Media Contact Tom Lodge PR@sonos.com Source: Sonos